Exhibit 4.96

THIRD AMENDMENT TO

THE RAGNAROK ONLINE SOFTWARE LICENSE AGREEMENT

THIS AMENDMENT was entered into on this 9th day of October, 2011 (“Effective Date”), by Gravity Co. Ltd., a corporation duly organized and existing under the laws of the Republic of Korea (“Korea”) and having its offices at 15F, Nuritkum Square Business Tower, 1605, Sangam-Dong, Mapo-Gu, Seoul, Korea (“Licensor”), and Game Flier (Malaysia) SDN. BHD., a corporation duly organized and existing under the laws of Malaysia (“Malaysia”) and having its principle office at 3A-E, Jalan USJ 10/1A, Pusat Perniagaan USJ10, 47610 UEP Subang Jaya, Selangor, Malaysia (“Licensee”) and Soft-World International Corporation, a corporation duly organized and existing under the laws of Republic of China (Taiwan) and having its offices at F1., No 1-16 Kuo-Chien Road, Chien-Chen District, Kaohsiung 806, Taiwan, as the guarantor of financial responsibilities to Licensor by Licensee. (“Guarantor”) Licensor and Licensee being sometimes hereinafter referred to collectively as the “Parties”.

RECITALS

WHEREAS, the Parties have entered into EXCLUSIVE RAGNAROK ONLINE SOFTWARE LICENSE AGREEMENT on April 9th, 2006 (“the Agreement”);

WHEREAS, the Parties have entered into FIRST AMENDMENT TO THE RAGNAROK ONLINE SOFTWARE LICENSE AGREEMENT on October 9th, 2007 (“1st Amendment”); and

WHEREAS, the Parties have entered into SECOND AMENDMENT TO THE RAGNAROK ONLINE SOFTWARE AGREEMENT on October 9th, 2009 (“2nd Amendment”).

NOW, THEREFORE, the Parties agree as follows:

1. Extend the Term of the Agreement

The Parties agree to extend the term of the Agreement for two (2) years (“Renewed Term”) from the expiration date with conditions stated below in this Amendment. The newly extended term of the Agreement shall be from October 9th, 2011 to October 8th, 2013.

2. Royalty

The Article 5.1 in the Agreement shall be deleted in its entirety, and replaced with the following language:

2.1	Royalty and Report

Licensee shall pay to Licensor as Royalty Payments thirty five percent (35%) of the Service-Sales Amount paid by End Users (“Royalty”) during the commercial period of this Agreement. The Royalty shall be paid by Licensee on a monthly basis within twenty (20) days after the end of the applicable month. The Royalty Payment shall be deemed to be made upon presentation by Licensee of remittance confirmation or notice to Licensor of payment. Unless Licensor actually receives the remitted amount, the Royalty Payment shall not be deemed to have been paid. Licensee may not set-off the Royalty Payment against any claims Licensee may have against Licensor. Licensee shall also provide Licensor with a report (“Royalty Report”) on a monthly basis within twenty (20) days after the end of the applicable month. Each Royalty Report shall contain detailed information on the calculation of Gross-Sales Amount for the applicable month.

2.2	Any and all payments under this Agreement by Licensee to Licensor shall be made in US Dollars (USD) and by wire transfer to any bank account designated by Licensor.

2.3	If any government in the Territory requires Licensee to withhold the withholding tax on the payment to Licensor, Licensee is allowed to withhold such tax no more than (10) % from such payments only if Licensor is entitled to receive such payments as a tax credit under the relevant laws of Korea or any existing tax treaty between the respective countries of operation of Licensor and Licensee. In the event that any amount is withheld for the tax payment under this Article 2.3, Licensee shall promptly inform Licensor of such payment and provide Licensor with a certification issued by the relevant tax authorities with respect to the relevant payment. Any withholding tax in excess of the aforesaid limit shall be borne by Licensee, and shall not be deducted from the actual payment amount.

3. Local Language

The Article 1.9 in the Agreement shall be amended and replaced by the following language:

Local Language shall mean Malay, English and Chinese as used in Territory.

4. Effective Date

All the Articles of the Agreement amended by this Amendment shall be effective and applicable on and from Effective Date as said above, and any of them shall not be construed or regarded to be retroactively effective.

5. Other Contents

Except as hereinabove expressly agreed and amended, all of the terms and conditions of the Agreement shall continue in full force and effect.

IN WITNESS THEREOF, the Parties have caused and executed this Amendment on the date first above-written in duplicate originals by their duly authorized representatives as of the day and year first above written.

Gravity Co., Ltd.

By:
Name: Hyun Chul Park
Title: CEO
Date: 9th October, 2011

Game Flier SDN. BHD.

By:
Name: Jung I Lin
Title: CEO
Date: 9th October, 2011

Soft-World International Corporation

By:
Name: Chin-Po Wang
Title: Chairman
Date: 9th October, 2011

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